UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TERRA PROPERTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	81-0963486 (IRS Employer Identification No.)

205 West 28th Street, 12th Floor New York, New York (Address of principal executive offices)	10001 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not Applicable

Securities registered pursuant to Section 12(g) of the Act: Class B Common Stock, $0.01 par value per share

Item 1.	Description of Registrant’s Securities to be Registered.

The following is a description of the terms of the Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), of Terra Property Trust, Inc., a Maryland corporation referred to herein as “the Company,” “we,” “us” and “our,” registered hereby and certain related provisions of Maryland law. The description below is not intended to comprehensive and is subject to and qualified in its entirety by reference to Maryland law and the terms of our articles of amendment and restatement (as supplemented, the “Charter”) and our amended and restated bylaws (“Bylaws”), copies of which have been filed by us with the Securities and Exchange Commission (the “SEC”) and are included as exhibits hereto.

General

Our Charter provides that we may issue up to 950,000,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), 450,000,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 125 shares have been designated as 12.5% Series A Cumulative Non-Voting Preferred Stock (“Series A Preferred Stock”). Our Charter authorizes our board of directors (our “Board”) to amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our Board and without stockholder approval. Under Maryland law, our stockholders are not generally liable for our debts or obligations. As of April 28, 2023, there were (i) no shares of Class A Common Stock outstanding, (ii) 24,335,404 shares of Class B Common Stock outstanding and (iii) no shares of Series A Preferred Stock outstanding.

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our Charter regarding the restrictions on ownership and transfer of the Company’ stock (as discussed below), holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our Board and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, and except as may otherwise be specified in our Charter, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of our common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of stock entitled to vote in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. The shares of common stock held by Terra Secured Income Fund 5, LLC (“Terra Fund 5”) are subject to the Amended and Restated Voting Agreement, dated March 2, 2020 (the “Voting Agreement”), and the shares of common stock held by Terra Fund 5 and Terra Secured Income Fund 7, LLC are subject to the Voting Support Agreement, dated October 1, 2022 (the “Voting Support Agreement”). For additional discussion of the terms of the Voting Agreement and the Voting Support Agreement, see our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 13, 2023.

Holders of shares of common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no pre-emptive rights to subscribe for any of our securities.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our Charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions or to amend such vote requirement, must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of a corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation.

Conversion to Class A Common Stock

On the date that is one hundred eighty (180) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date as may be approved by our Board and set forth in a Certificate of Notice filed with the State Department of Assessments and Taxation (“SDAT”) of Maryland (the “First Conversion Date”), one-third of the issued and outstanding shares of Class B Common Stock will automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock. On the date that is three hundred sixty-five (365) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date following the First Conversion Date as may be approved by our Board and set forth in a Certificate of Notice filed with the SDAT (the “Second Conversion Date”), one-half of the issued and outstanding shares of Class B Common Stock will automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock. On the date that is five hundred forty-five (545) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date following the Second Conversion Date as may be approved by our Board and set forth in a Certificate of Notice filed with the SDAT, all of the issued and outstanding shares of Class B Common Stock will automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock.

Power to Reclassify our Unissued Shares of Stock

Our Charter authorizes our Board to classify and reclassify any unissued shares of common stock or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board is required by Maryland law and by our Charter to set, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our Board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of our preferred stock are presently outstanding and we have no present plans to issue any shares of our preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares

We believe that the power of our Board to amend our Charter from time to time to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well.

Our Charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our Charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, the outstanding shares of any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock. We refer to this limit as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “prohibited owner” if, had the violative transfer been effective, the person would beneficially own or constructively own shares of our stock and, if appropriate in the context, shall also mean any person who would have been the record owner of the shares that the prohibited owner would have so owned.

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, any class or series of our preferred stock or the aggregate outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limit.

Our Board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would not result in our failing to qualify as a REIT. As a condition of its waiver or grant of an excepted holder limit, our Board may, but is not required to, require an opinion of counsel or the Internal Revenue Service ruling satisfactory to our Board with respect to our qualification as a REIT.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our Board may from time to time increase or decrease the ownership limit or any component thereof for all other persons and entities unless, after giving effect to such increase we would be, “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or preferred stock of such class or series or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock, preferred stock of such class or series or stock of all classes and series, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

Our Charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our capital stock (i) that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (ii) that would otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to the trust as described below, must immediately give written notice to us of such event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our Board, or result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our Charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of  (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the market price on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that is then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends, other distributions or other amounts held by the trustee with respect to such shares of stock must be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the charitable beneficiary of the trust, together with any other amounts held by the trustee for the beneficiary of the trust with respect to such shares. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our Board determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock, our Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us in writing with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide us in writing with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above. These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Certain Provisions of the MGCL and Our Charter and Bylaws

The following description of certain provisions of Maryland law, our Charter and Bylaws is only a summary. For a complete description, refer to the MGCL and to our Charter and Bylaws.

Board of Directors

Our Charter and Bylaws provide that the number of directors we have may be established only by our Board but may not be fewer than the minimum number required under the MGCL, which is one, and our Bylaws provide that the number of directors may not be more than 15. Because our Board has the power to amend our Bylaws, it could amend our Bylaws to change that range. Subject to the terms of any class or series of preferred stock, vacancies on our Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and, if our Board is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Pursuant to the Voting Agreement, for so long as the Voting Agreement remains in effect, in the case of any vacancy on our Board created by the death, disability, retirement, resignation, refusal to stand for reelection, unwillingness to nominate or removal of a director previously nominated by a party to the Voting Agreement, so long as such party is entitled under the Voting Agreement to nominate an individual to fill such vacancy, our Board will fill such vacancy with the individual nominated by such party.

Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Our directors are elected by a plurality of the votes cast in the election of directors. There is no cumulative voting in the election of directors or otherwise, which means that the holders of a majority of the outstanding shares entitled to vote in the election of directors can elect all of the directors then standing for election.

Removal of Directors

Our Charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed only with cause and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our Board to fill vacancies on our Board, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and with cause and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board has by resolution exempted business combinations between us and (i) any other person, provided, that such business combination is first approved by our Board (including a majority of our directors who are not affiliates or associates of such person), (ii) Terra Fund 5 or its affiliates and associates, and (iii) any person acting in concert with those persons identified in clauses (i) or (ii) of this sentence. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by us with the 5-year waiting period, the supermajority vote requirements and other provisions of the statute. There is no assurance that our Board will not amend or repeal this resolution in the future.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of  “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our Charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our Board may be filled only by the remaining directors and (if our Board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from our Board, with cause, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by our Chairman, Chief Executive Officer, President or our Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting of stockholders to act on such matter.

Meetings of Stockholders

Pursuant to our Bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board. Our Chairman, Chief Executive Officer, President or our Board may call a special meeting of stockholders. Subject to the procedural requirements specified in our Bylaws, a special meeting of stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our Secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our Bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Exclusive Forum for Certain Litigation

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL (b) any derivative action or proceeding brought on our behalf, other than actions arising under the federal securities laws (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee to us or to stockholders, (d) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our Charter or Bylaws, or (e) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine and no such action may be brought in any court sitting out of the State of Maryland unless we consent in writing to such court.

Amendments to our Charter and Bylaws

Except for amendments to the provisions of our Charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions or to amend such vote requirement (each of which must be advised by our Board and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our Charter generally may be amended only if advised by our Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our Board has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our Company must be advised by a majority of our entire Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nomination and New Business

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by a stockholder who was a stockholder of record as of the record date set by our Board for the purpose of determining stockholders entitled to vote at such annual meeting, at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our Bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election as directors may be made only (i) by or at the direction of our Board or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record as of the record date set by our Board for the purpose of determining stockholders entitled to vote as such special meeting, at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our Bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our Charter and Bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in our Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to repeal the exemption for certain business combinations from the business combination provisions of the MGCL or opt-in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our Charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our Charter authorizes us to obligate ourselves and our Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who served any predecessor of our Company, including Terra Secured Income Fund, LLC, Terra Secured Income Fund 2, LLC, Terra Secured Income Fund 3, LLC, Terra Secured Income Fund 4, LLC and Terra Fund 5 (collectively, “Terra Funds”), in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our Charter and Bylaws also permit us to indemnify and advance expenses to any employee or agent of the Company or its predecessors, including the Terra Funds. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our Charter provides that our Board may authorize us to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our Charter also provides that our Board may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Terra Property Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Amendment No.1 to Form 10 (File No. 000-56117) filed with the SEC on December 16, 2019).

3.2	Articles of Amendment and Restatement of Terra Property Trust, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Amendment No.1 to Form 10 (File No. 000-56117) filed with the SEC on December 16, 2019).

3.3	Articles of Supplementary of Terra Property Trust, Inc. Designating 12.5% Services A Redeemable Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 to Amendment No.1 to the Registration Statement on Form 10 (File No. 000-56117) filed with the SEC on December 16, 2019).

3.4	Articles of Amendment and Restatement of Terra Property Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40496) filed with the SEC on October 3, 2022).

4.1	Indenture, dated June 10, 2021, by and between Terra Property Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 001-40496) filed with the SEC on June 14, 2021).

4.2	First Supplemental Indenture, dated June 10, 2021, by and between Terra Property Trust, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A (File No. 001-40496) filed with the SEC on June 14, 2021).

4.3	Form of Global Note representing the notes (included in Exhibit 4.1).

4.4	Indenture, dated February 10, 2021, by and between Terra Income Fund 6, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 10, 2021.)

4.5	First Supplemental Indenture, dated February 10, 2021, by and between Terra Income Fund 6, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of Terra Income Fund 6, Inc.’s Current Report on Form 8-K filed with the SEC on February 10, 2021).

4.6	Second Supplemental Indenture, dated October 1, 2022, by and among Terra Income Fund 6, Inc., Terra Merger Sub, LLC and U.S. Bank National Association, as trustee (incorporated by reference to exhibit 4.4 of Terra Income Fund 6, LLC’s Current Report on Form 8-K filed with the SEC on October 3, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TERRA PROPERTY TRUST, INC.

Date: April 28, 2023	By:	/s/ Gregory M. Pinkus
	Name:	Gregory M. Pinkus
	Title:	Chief Financial Officer